Exhibit 99

Press Release	Source: First Acceptance Corporation
Contact: Michael Bodayle (615) 844-2885
First Acceptance Corporation Reports Operating Results for the First Quarter Ended September 30, 2008
NASHVILLE, TN, November 10, 2008/Businesswire-FirstCall/ — First Acceptance Corporation (NYSE: FAC) today reported its financial results for the first quarter ended September 30, 2008 of its fiscal year ending June 30, 2009.
Operating Results
     Revenues for the three months ended September 30, 2008 were $71.6 million, compared with $87.2 million in the same period last year. Net income for the three months ended September 30, 2008 was $1.8 million, or $0.04 per share on a diluted basis, compared with net income of $1.9 million, or $0.04 per share on a diluted basis, for the three months ended September 30, 2007. Income before income taxes for the three months ended September 30, 2008 was $3.8 million, which reflects other-than-temporary impairment charges of $1.3 million relating to our investment portfolio.
     Premiums earned for the three months ended September 30, 2008 were $61.8 million, compared with $74.8 million for the three months ended September 30, 2007. The 17% decrease in premiums earned was primarily due to declines in policies written resulting from the weak economic conditions, rate increases taken in a number of states to improve underwriting profitability and the closure of 48 poor performing stores since January 2007. At September 30, 2008, the number of policies in force was 170,555, compared with 212,511 at September 30, 2007. At September 30, 2008, we operated 429 stores, compared with 458 stores at September 30, 2007.
     Approximately 78% of the $13.0 million decline in premiums earned for the three months ended September 30, 2008 was in our Florida, Georgia, Texas and Tennessee markets. These states collectively accounted for 52% of premiums earned during the three months ended September 30, 2008, down from 57% for the same period in the prior year. In addition to the weak economic conditions, the decline in our Florida market was due to a January 1, 2008 rate increase to improve our underwriting profitability.
     Loss and Loss Adjustment Expense Ratio. The loss and loss adjustment expense ratio was 70.7% for the three months ended September 30, 2008, compared with 77.1% for the three months ended September 30, 2007. For the three months ended September 30, 2008, we experienced favorable development of approximately $1.4 million for losses occurring prior to calendar year 2008. For the three months ended September 30, 2007, we did not experience any significant development for prior accident periods. In addition, we did not experience any significant weather-related losses during the three months ended September 30, 2008.
     Excluding the favorable development noted above, the loss and loss adjustment expense ratio for the three months ended September 30, 2008 was 73.0%. The improvement over the same period last year was the result of rate increases taken in early 2008 in our Florida, Illinois, Indiana, Texas and South Carolina markets and the continued improvement in our underwriting and claim handling practices.

     Expense Ratio. Our expense ratio for the three months ended September 30, 2008 was 21.4%, compared with 19.6% for the three months ended September 30, 2007. This increase was primarily due to the decline in premiums earned discussed above.
     Combined Ratio. The combined ratio decreased to 92.1% for the three months ended September 30, 2008 from 96.7% for the three months ended September 30, 2007.
     Litigation Settlement. As previously reported, we have entered into a settlement agreement relating to the class action litigation pending against us in the State of Georgia, which is subject to approval by the court, and have agreed upon preliminary settlement terms with the plaintiffs in similar litigation pending against us in the State of Alabama. A court hearing to approve the Georgia litigation has been scheduled for November 2008. During the quarter ended June 30, 2008, we had accrued $6.7 million for the costs of certain components of the settlements. At this time, we are still unable to fully estimate the total costs associated with these settlements, and during the quarter ended September 30, 2008, no additional costs of the settlements have been accrued. We are also still in discussions with our insurance carriers regarding coverage for the costs and expenses incurred relating to the litigation settlements and are not able currently to estimate the amount, if any, that we may receive from our insurance carriers.
About First Acceptance Corporation
     First Acceptance Corporation provides non-standard private passenger automobile insurance, primarily through employee-agents. At September 30, 2008, we leased and operated 429 retail offices in 12 states. Our insurance company subsidiaries are licensed to do business in 25 states. Additional information about First Acceptance Corporation can be found online at www.firstacceptancecorp.com.
     This press release contains forward-looking statements. These statements, which have been included in reliance on the “safe harbor” provisions of the federal securities laws, involve risks and uncertainties. Investors are hereby cautioned that these statements may be affected by important factors, including, among others, the factors set forth under the caption “Risk Factors” in our Annual Report on Form 10-K and in our other filings with the Securities and Exchange Commission. Actual operations and results may differ materially from the results discussed in the forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended
	September 30,
	2008	2007
Revenues:
Premiums earned	$61,838	$74,803
Commission and fee income	8,243	9,298
Investment income	2,723	3,027
Other	(1,215)	30

	71,589	87,158

Costs and expenses:
Losses and loss adjustment expenses	43,732	57,671
Insurance operating expenses	21,446	23,986
Other operating expenses	392	505
Litigation settlement	145	—
Stock-based compensation	495	324
Depreciation and amortization	469	368
Interest expense	1,157	1,341

	67,836	84,195

Income before income taxes	3,753	2,963
Provision for income taxes	1,912	1,071

Net income	$1,841	$1,892

Net income per share:
Basic and diluted	$0.04	$0.04

Number of shares used to calculate net income per share:
Basic	47,655	47,615

Diluted	49,244	49,536

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands, except per share data)

	September 30,	June 30,
	2008	2008
	(Unaudited)

ASSETS
Fixed maturities, available-for-sale at fair value	$189,040	$189,570
Cash and cash equivalents	29,101	38,646
Premiums and fees receivable, net	57,662	63,377
Deferred tax asset, net	15,892	17,593
Other assets	15,530	15,053
Deferred acquisition costs	4,690	4,549
Goodwill and identifiable intangible assets	144,442	144,442

TOTAL ASSETS	$456,357	$473,230

LIABILITIES AND STOCKHOLDERS’ EQUITY
Loss and loss adjustment expense reserves	$98,631	$101,407
Unearned premiums and fees	70,274	77,237
Notes payable and capitalized lease obligations	2,633	4,124
Debentures payable	41,240	41,240
Other liabilities	19,246	23,763

Total liabilities	232,024	247,771
Total stockholders’ equity	224,333	225,459

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$456,357	$473,230

Book value per share	$4.67	$5.03

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES
Supplemental Data
(Unaudited)
GROSS PREMIUMS EARNED BY STATE

	Three Months Ended
	September 30,
	2008	2007	Change
	(in thousands)
Premiums earned:
Georgia	$13,427	$16,103	$(2,676)
Florida	7,616	12,361	(4,745)
Illinois	7,361	8,169	(808)
Texas	7,002	8,526	(1,524)
Alabama	6,572	7,504	(932)
South Carolina	5,450	5,640	(190)
Tennessee	4,415	5,522	(1,107)
Ohio	3,451	4,000	(549)
Pennsylvania	2,787	2,301	486
Indiana	1,563	1,968	(405)
Missouri	1,128	1,470	(342)
Mississippi	1,066	1,239	(173)

Total premiums earned	$61,838	$74,803	$(12,965)

COMBINED RATIOS (INSURANCE COMPANIES)

	Three Months Ended
	September 30,
	2008	2007
Loss and loss adjustment expense	70.7%	77.1%
Expense (1)	21.4%	19.6%

Combined	92.1%	96.7%

(1)	Insurance operating expenses are reduced by fee income from insureds and, through December 31, 2007, the transaction service fee received from the Chicago agencies whose business we acquired.
POLICIES IN FORCE

	Three Months Ended
	September 30,
	2008	2007
Policies in force — beginning of period	194,079	226,974
Net decrease during period	(23,524)	(14,463)

Policies in force — end of period	170,555	212,511

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES
Supplemental Data (continued)
(Unaudited)
NUMBER OF RETAIL LOCATIONS
     Retail location counts are based upon the date that a location commenced or ceased writing business.

	Three Months Ended
	September 30,
	2008	2007

Retail locations — beginning of period	431	462
Opened	1	1
Closed	(3)	(5)

Retail locations — end of period	429	458

RETAIL LOCATIONS BY STATE

	September 30,		June 30,
	2008	2007	2008	2007

Alabama	25	25	25	25
Florida	39	41	40	41
Georgia	61	62	61	62
Illinois	81	81	80	81
Indiana	19	23	19	24
Mississippi	8	8	8	8
Missouri	13	16	14	15
Ohio	29	30	29	30
Pennsylvania	18	24	19	25
South Carolina	28	28	28	28
Tennessee	20	20	20	20
Texas	88	100	88	103

Total	429	458	431	462